Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE BANCORPORATION TO ACQUIRE
NEW MEXICO FINANCIAL CORPORATION

Albuquerque, NM--September 2, 2005--First State Bancorporation ("First State") (NASDAQ:FSNM) announced today that it has entered into a definitive agreement in which it will acquire New Mexico Financial Corporation ("NMFC") and its wholly owned subsidiary, Ranchers Banks, in an exchange of First State common stock for the common stock of NMFC, after certain shareholders of NMFC receive cash for their shares from NMFC. NMFC is a financial holding company and Ranchers Banks is a New Mexico state chartered bank, with both headquartered in Belen, New Mexico. Ranchers Banks operates nine offices in Belen, Los Lunas, Albuquerque, Edgewood, Moriarty and Grants, New Mexico.

First State Bancorporation is a $2 billion New Mexico based commercial bank holding company that serves communities in New Mexico, Colorado, and Utah through its wholly owned subsidiary First State Bank N.M. First State Bank N.M. operates as First Community Bank in Colorado and Utah. First State has the third largest deposit market share in New Mexico, without giving effect to this acquisition. Pro forma for the acquisition, First State will have total assets of approximately $2.1 billion, with a total of 39 branches in three states.

The shareholders of NMFC will be allowed to choose whether to exchange their stock in NMFC for the common stock of First State, or to have NMFC purchase their shares, and retire those shares as treasury stock, for cash in an amount equal to the value of the stock consideration, just prior to completion of the acquisition. Immediately preceding the acquisition, NMFC will pay a cash dividend to its shareholders in an amount that will reduce the remaining stockholder's equity to $12,000,000. Based on an estimated total shares of NMFC outstanding of 9,783, those NMFC shareholders electing to receive cash will be paid $2,044.36 per share of their stock, and the shareholders electing to receive First State common stock will receive a like amount of First State common stock. The exchange ratio is limited to be no less than 84.83, nor more than 107.60, equating to a value of First State common stock of at least $19.00 per share, but no more than $24.10 per share. The value of the First State stock will be based on the average closing price of First State's common stock for the ten consecutive trading days ending on the third calendar day prior to the closing date of the transaction.

"Ranchers Banks is an organization that has a long history as a great community bank that has served its customers well," Chief Executive Officer Michael R. Stanford commented. "Ranchers Banks' Chairman, President and CEO, Henry Jaramillo Jr. and his family, have been pillars of the community in their native Valencia County. We are pleased that Henry has agreed to remain affiliated with our organization in the years ahead. With its strong presence in the Belen and Los Lunas markets, this acquisition will solidify our presence there, and will give us two excellent additional locations in Albuquerque," continued Stanford.

The transaction, which is subject to regulatory approval and approval by the shareholders of NMFC, is expected to close in the fourth quarter of 2005, with operational integration to follow soon after.

First State will host a conference call to discuss this acquisition, which will be simulcast over the Internet on Tuesday, September 6, 2005 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fsbnm.com, Investor Relations. The conference call will be available for replay beginning September 6, 2005 through September 16, 2005 at www.fsbnm.com, Investor Relations.

On Friday, September 2, 2005, First State's stock closed at $22.13 per share.

ADDITIONAL INFORMATION ABOUT THE MERGER
AND WHERE TO FIND IT

In connection with the proposed merger, First State will file relevant materials with the Securities and Exchange Commission (the "SEC"), including one or more registration statement(s) that contain a prospectus and a proxy statement. Investors and security holders of NMFC are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about First State, NMFC and the Merger. Investors and security holders may obtain these documents (and any other documents filed by First State with the SEC) free of charge at the SEC's website at www.sec.gov. In addition, the documents filed with the SEC by First State may be obtained free of charge by directing such request to: Christopher C. Spencer, Senior Vice President and CFO, First State Bancorporation, 7900 Jefferson, NE, Albuquerque, New Mexico 87109, phone: (505) 241-7154, or from First State's website at www.fsbnm.com. Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

First State, NMFC and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of NMFC in favor of the merger. Information about the executive officers and directors of First State and their ownership of First State common stock is set forth in the proxy statement for First State's 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 25, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of First State, its executive officers and directors in the acquisition by reading the proxy statement/prospectus regarding the acquisition when it becomes available.

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). The discussions regarding our growth strategy, expansion of operations in our markets, competition, loan and deposit growth, timing of new branch openings, expansion opportunities including expanding our mortgage division market share, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as "believe," "expect," "may," "will," "should," "seek," "approximately," "intend," "plan," "estimate," or "anticipate" or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors' responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State's filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fsbnm.com.